Exhibit 10.17

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) dated this 17th day of May 2004, by and between Joseph B. Blalock (the “Executive”), MortgageIT Holdings, Inc. (the “Company”) and MortgageIT, Inc. (“MortgageIT” and, together with the Company, the “Employers”).

WITNESSETH

WHEREAS, the Employers desire to assure themselves of the services of the Executive as the Senior Risk Manager for the period provided in this Agreement, and the Executive is willing to serve in the employ of the Employers for such period, all in accordance with the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, Executive and the Employers do agree to the terms of employment as follows:

1.                                      Definitions.  The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)                                  Affiliate.  Affiliate of any person or entity means any stockholder or person or entity controlling, controlled by under common control with such person or entity, or any director, officer or key executive of such entity or any of their respective relatives. For purposes of this definition, “control,” when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contracting or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.

(b)                                 Base Salary.  “Base Salary” shall have the meaning set forth in Section 3(a) hereof.

(c)                                  Cause.  Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty or incompetence which has or could adversely affect the Employers, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or other misdemeanor offenses) or final cease-and-desist order or material breach of any provision of this Agreement.

(d)                                 Change in Control.  “Change in Control” shall mean the occurrence of any of the following events subsequent to the date of this Agreement: (i) an event that would be required to be reported in response to Item l(a) of Form 8-K or Item 6(e) of Schedule 14A of Regulation 14A pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”), or any successor thereto, whether or not any class of securities of the Company is registered under the Exchange Act; (ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; (iii) the sale or other disposition of all or substantially all of the assets of the Company; or (iv) during any period of three consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

(e)                                  Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)                                    Competing Business.  “Competing Business” shall mean any business, enterprise or other entity that is primarily engaged in the business of mortgage banking or mortgage brokerage or managing a real estate investment trust.

(g)                                 Confidential and Proprietary Information. “Confidential and Proprietary Information” shall mean any and all (i) confidential or proprietary information or material not in the public domain about or relating to the business, operations, assets or financial condition of the Company or any Affiliate of the Company or any of the Company’s or any such Affiliate’s trade secrets; and (ii) information, documentation or material not in the public domain by virtue of any action by or on the part of the Executive, the knowledge of which gives or may give the Company or any Affiliate of the Company an advantage over any person not possessing such information. For purposes hereof, the term Confidential and Proprietary Information shall not include any information or material (i) that is known to the general public other than due to a breach of this Agreement by the Executive or (ii) was disclosed to the Executive by a person who the Executive did not reasonably believe was bound to a confidentiality or similar agreement with the Employers.

(h)                                 Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause or for Disability, the date specified in the Notice of Termination, and (ii) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or as specified in such Notice.

(i)                                     Disability. Termination by the Employers of the Executive’s employment based on “Disability” shall mean termination because of any physical or mental impairment which qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Company or MortgageIT or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System.

(j)                                     Good Reason. Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive based on:

(i)                                     Without the Executive’s express written consent, a material adverse change made by the Employers which would reduce the Executive’s functions, duties or responsibilities as Senior Risk Manager of the Company and MortgageIT.

(ii)                                  Without the Executive’s express written consent, a reduction by the Employers in the Executive’s Base Salary as the same may be increased from time to time;

(iii)                               Without the Executive’s express written consent, the Employers require the Executive to be based at a location more than 25 miles from New York City, New York, except for required travel on business of the Employers to an extent substantially consistent with the Executive’s present business travel obligations;

(iv)                              Any purported termination of the Executive’s employment for Disability which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (l) below; or

(v)                                 Without the Executive’s express written consent, a failure by the Employers to allow the Executive to participate in and receive the benefits of any cash incentive or bonus plan, any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given generally to employees and executives of the Employers, to the extent commensurate with his then duties and responsibilities.

(k)                                    IPO and IPO price.  IPO shall mean the Initial Public Offering of  stock of the Company; IPO price shall mean the price at which shares of the Company are initially offered to the public.

(l)                                     IRS.  IRS shall mean the Internal Revenue Service.

(m)                               Notice of Termination. Any purported termination of the Executive’s employment by the Employers for any reason, including without limitation for Cause or Disability, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by written “Notice of Termination” to the other party or parties hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Company’s termination of Executive’s employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 10 hereof.

2.                                      Term of Employment.

(a)                                  Each of the Company and MortgageIT hereby employs the Executive as Senior Risk Manager of the Company and MortgageIT, and the Executive hereby accepts said employment and agrees to render such services to the Employers, on the terms and conditions set forth in this Agreement.  The term of employment under this Agreement shall be for a term of three years, commencing on the date of this Agreement, unless such term is extended as provided in this Section 2.  On the third annual anniversary of the date first above written and each annual anniversary thereafter, the term of this Agreement shall automatically be extended for an additional one-year, unless the Executive or the Employers gives written notice to the other party or parties hereto of such party’s or parties’ election not to extend the term, with such notice to be given not less than sixty (60) days prior to any such anniversary date.  If any party gives timely notice that the term will not be extended, then this Agreement shall terminate at the conclusion of its remaining term. References herein to the term of this Agreement shall refer both to the initial term and successive terms.

(b)                                 During the term of this Agreement, the Executive shall report to the Credit Committee and perform such executive services for the Employers as may be consistent with his titles and such executive services which are from time to time assigned to him by the Employers’ respective Boards of Directors.

3.                                      Compensation and Benefits.

(a)                                  (i) The Employers shall compensate and pay the Executive for his services during the term of this Agreement at a minimum base salary of $150,000 per year (“Base Salary”), which may be increased from time to time in such amounts as may be determined by the Board of Directors of the Employers and may not be decreased without the Executive’s express written consent.

                (ii)  In addition to his Base Salary, if the Company meets or exceeds the Return on Equity target or other reasonable budget goals fixed for the year 2004, then the Executive shall be entitled to receive a bonus of  40% of his Base Salary for his services rendered in 2004.  For all other periods during the term of this Agreement, the Executive may receive such bonus payments as may be determined by the Compensation Committee of the Company’s Board of Directors, taking into account in good faith the Executive’s performance as measured, among other things, by the Company’s performance.  Any Bonus payments due pursuant to this Agreement shall be made prior to March 1 of the year immediately following the year in which the services that gave rise to the Bonus were rendered.

                (iii)   In addition to the Base Salary and Bonus compensation described in Sections 3(a)(i) and (ii) of this Agreement, the Executive shall be granted, pursuant to the Company’s 2004 Long-term Incentive Plan and whatever transfer or other agreements are required by applicable law the Option, exercisable on the first anniversary of this Agreement, to purchase 3,334 shares of the Company at the IPO price; the Option, exercisable on the second anniversary of this Agreement, to purchase 3,333 shares of the Company at the IPO price; and the Option, exercisable on the third anniversary of this Agreement, to purchase 3,333 shares of the Company at the IPO price.

(b)                                 During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Employers, to the extent commensurate with his then duties and responsibilities as fixed by the Boards of Directors of the Employers.  Notwithstanding anything in this sub-paragraph or any other part of this Agreement, the Executive understands and agrees that the grant of options pursuant to Section 3(a)(iii) hereof shall reflect all the options to which he is entitled, unless the Compensation Committees of the Boards of Directors of the Employers conclude, in their sole discretion, that the Executive should be granted additional options.

(c)                                  During the term of this Agreement, the Executive shall be entitled to take paid annual vacation in accordance with the Employers’ established policies. The Executive shall not be entitled to receive any additional compensation from the Employers for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of the Employers.

(d)                                 In the event the Executive’s employment is terminated due to Disability, the Employers shall provide continued life, medical, dental and disability in an amount and to the extent consistent with the Employers’ established policies.

4.                                      Expenses. The Employers shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employers, including, but not by way of limitation, traveling expenses, subject to such reasonable documentation and other limitations as may be established by the Boards of Directors of the Employers. If such expenses are paid in the first instance by the Executive, the Employers shall reimburse the Executive therefore.

5.                                      Termination.

(a)                                  The Employers shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, including, without limitation, termination for Cause or Disability, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

(b)                                 In the event that (i) the Executive’s employment is terminated by the Employers for Cause or (ii) the Executive terminates his employment hereunder other than for Disability, death or Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination other than for Base Salary accrued through the Date of Termination.

(c)                                  In the event that the Executive’s employment is terminated as a result of Disability during the term of this Agreement, the Executive shall receive the lesser of (i) his existing Base Salary as in effect as of the date of termination, multiplied by one year or (ii) his Base Salary for the duration of the term of this Agreement.  In the event of the Executive’s death during the term of this Agreement, the Executive’s estate shall receive the lesser of (i) his existing Base Salary as in effect as of the date of his death, multiplied by one year or (ii) his Base Salary through the end of the term of this Agreement.

(d)                                 In the event that (i) the Executive’s employment is terminated by the Employers for other than Cause, Disability, or the Executive’s death or (ii) such employment is terminated by the Executive (a) due to a material breach of this Agreement by the Company, which breach has not been cured within fifteen (15) business days after a written notice of non-compliance has been given by the Executive to the Company, or (b) for Good Reason, then the Company shall, subject to Section 6 hereof, if applicable:

(A)                              pay to the Executive, a cash severance amount equal to the Executive’s Base Salary as in effect immediately prior to the Date of Termination, multiplied by one (1) year (“Severance Pay”).  Such Severance Pay shall be paid in monthly installments beginning with the first business day of the month following the Date of Termination and continuing for one (1) year.  The Boards of Directors of the Employers, in their sole discretion, may elect to pay the Severance Pay to the Executive on a more accelerated schedule than that set forth in the immediately preceding sentence.

(B)                                maintain and provide for a period ending at the earlier of (i) the first anniversary of the Date of Termination or (ii) the date of the Executive’s full-time employment by another employer, at no cost to the Executive, the Executive’s continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination (other than any stock option or other stock compensation plans or bonus plans of the Employers), provided that in the event that Executive’s participation in any such plan, program or arrangement is barred, the Employers shall arrange to provide Executive with benefits substantially similar to those Executive was entitled to receive under such plans, programs and arrangements prior to the Date of Termination.

(C)                                provide to the Executive the entire unvested portion of the compensation described in Section 3(a)(iii) hereof.

(e)                                  In receiving any payments pursuant to this Section 5, the Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive hereunder, and such amounts shall not be reduced or terminated whether or not the Executive obtains other employment.

(f)                                    Release and Satisfaction.  With respect to the Executive (and his heirs, successors and assigns), payment by the Company of the amounts provided under this Section 5 shall release, relinquish and forever discharge the Company and any director, officer, employee, shareholder, corporate parent, or agent of the Company from any and all claims, damages, losses, costs, expenses, liabilities or obligations, whether known or unknown (other than any such claims, damages, losses, costs, expenses, liabilities or obligations to the extent covered by any indemnification arrangement of the Company with respect to the Executive) which the Executive has incurred or suffered or may incur or suffer as a result of the Executive’s employment by the Company or the termination of such employment.  Nothing in this Section 5 shall be deemed to operate or shall operate as a release, settlement or discharge of any liability of the Executive to the Company or others from any action or omission by the Executive amounting to Cause as defined in this Agreement.

6.                                      Limitation of Benefits under Certain Circumstances. If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers, would constitute a “parachute payment” under Section 280G of the Code, the payments and benefits payable by the Employers pursuant to Section 5 hereof shall be reduced, in the manner determined by the Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits payable by the Employers under Section 5 being non-deductible to the Employers pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent counsel selected by the Employers’ independent public accountants and paid by the Employers. Such counsel shall be reasonably acceptable to the Employers and the Executive; shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination; and may use such actuaries as such counsel deems necessary or advisable for the purpose. Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.

7.                                      Restrictions Respecting Competing Businesses, Confidential Information, etc.

(a)                                  The Executive acknowledges and agrees that by virtue of the Executive’s position and involvement with the business and affairs of the Employers, the Executive will develop substantial expertise and knowledge with respect to all aspects of the Employers’ business, affairs and operations and will have access to all significant aspects of the business and operations of the Employers and to Confidential and Proprietary Information.

(b)                                 The Executive hereby covenants and agrees that, during the term of employment and thereafter, unless otherwise authorized by the Employers in writing, the Executive shall not, directly or indirectly, under any circumstance: (i) disclose to any other person or entity (other than in the regular course of business of the Employers) any Confidential and Proprietary Information, other than pursuant to applicable law, regulation or subpoena or with the prior written consent of the Employers; (ii) act or fail to act so as to impair the confidential or proprietary nature of any Confidential and Proprietary Information; (iii) use any Confidential and Proprietary Information other than for the sole and exclusive benefit of the Employers; or (iv) offer or agree to, or cause or assist in the inception or continuation of, any such disclosure, impairment or use of any Confidential and Proprietary Information. Following the term of employment, the Executive shall return all documents, records and other items containing any Confidential and Proprietary Information to the Employers (regardless of the medium in which maintained or stored).

(c)                                  The Executive covenants and agrees that while the Executive is employed by the Employers and for one (1) year after the Executive ceases to be employed by the Employers for any reason (provided that the Employers are complying with their obligations pursuant to the terms of this Agreement during such one (1) year period), other than the termination of his employment after the Employers have elected not to renew this Agreement as provided in Section 2(a), the Executive shall not, directly or indirectly, manage, operate or control, any Competing

Business or, directly or indirectly, induce or influence any customer or other Person that has a business relationship with the Employers, or any Affiliate of the Employers, to discontinue or reduce the extent of such relationship; provided that in the case of a termination of the Executive, the Employers continue to pay any amounts owing to the Executive pursuant to Section 5(d) hereof.  For purposes of this Agreement, the Executive shall be deemed directly or indirectly interested in a business if he is engaged or interested in that business as a stockholder, director, officer, or executive, agent, partner, individual proprietor, consultant, advisor or otherwise, but not if the Executive’s interest is limited solely to the ownership of not more than 5% of the securities of any class of equity securities of a corporation or other person whose shares are listed or admitted to trade on a national securities exchange or are quoted on the Nasdaq Stock Market or a similar means if the Nasdaq Stock Market is no longer providing such information.

(d)                                 While the Executive is employed by the Employers and for one (1) year after the Executive ceases to be employed by the Employers, the Executive shall not, directly or indirectly, solicit to employ fora Competing Business any employee of the Employers or any Affiliate of the Employers as of the date of the termination of the Executive’s employment with the Employers.

(e)                                  The parties agree that nothing in this agreement shall be construed to limit or negate the common law of torts, confidentiality, trade secrets, fiduciary duty and obligations where such laws provide the Employers with any broader, further or other remedy or protection than those provided herein.

(f)                                    Because the breach of any of the provisions of this Section 7 will result in immediate and irreparable injury to the Employers for which the Employers will not have an adequate remedy at law, the Employers shall be entitled, in addition to all other rights and remedies, to seek a degree of specific performance of the restrictive covenants contained in this Section 7 and to a temporary and permanent injunction enjoining such breach, without posting bond or furnishing similar security.

8.                                      Withholding.  All payments required to be made by the Employers hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employers may reasonably determine should be withheld pursuant to any applicable law or regulation.

9.                                      Assignability.  The Employers may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Employers may hereafter merge or consolidate or to which the Employers may transfer all or substantially all of their respective assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Employers hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

10.                               Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the signature page hereto. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) upon the earliest of (a) the date it is actually received, (b) the business day after the day on which it is delivered by hand, (c) the business day after the day on which it is properly delivered to Federal Express (or a comparable overnight delivery service), or (d) the third business day after the day on which it is deposited in the United States mail. The Employers or the Executive may change their respective addresses by notifying the other party or parties of the new addresses in any manner permitted by this Section 10.

11.                               Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Boards of Directors of the Employers to sign on their behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12.                               Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Maryland, without regard to any conflicts of laws provisions thereof.  Each party to this Agreement hereby irrevocably consents to the jurisdiction of the United States District Court for the Southern District of New York and the courts of the state of New York located in the City of New York in any action to enforce, interpret or construe any provision of this Agreement or of any other agreement or document delivered in connection with this Agreement, and also hereby irrevocably waiver any defense of improper venue, forum non conveniens or lack of personal jurisdiction to any such action brought in those courts.  Each party further irrevocably agrees that any action to enforce, interpret or construe any provision of this Agreement will be brought only in one of those courts.  Each party hereby waives its right to trial by jury.

13.                               Nature of Obligations. Nothing contained herein shall create or require the Employers to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employers hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employers.

14.                               Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.                               Validity. The invalidity, illegality or unenforceability of any provision of this Agreement, in whole or in part, shall not affect the validity, legality or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

16.                               Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17.                               Entire Agreement. This Agreement embodies the entire agreement between the Employers and the Executive with respect to the matters agreed to herein. All prior agreements between the Employers and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

MORTGAGEIT HOLDINGS, INC.

By:	/s/ DOUG W. NAIDUS
Name:	Doug W. Naidus
Title:	Chief Executive Officer
Address:
33 Maiden Lane
New York, New York 10038

MORTGAGEIT, INC.

By:	/s/ DOUG W. NAIDUS
Name:	Doug W. Naidus
Title:	Chief Executive Officer
Address:
33 Maiden Lane
New York, New York 10038

EXECUTIVE

By:	/s/ JOSEPH B. BLALOCK
Name:	Joseph B. Blalock